EXHIBIT 12.2

                                                                  Revised 5/2000

                         ACTIVE VOICE PRODUCTS APPENDIX


1.   PRODUCTS/SOFTWARE

     PRODUCTS/SOFTWARE  include:

     (a)     NEC  NEAXMai1(R)  AD-40
     (b)     NEC  NEAXMai1(R)  AD-40  Limited
     (c)     NEC  NEAXMail(R)  AD-8
     (d)     NEC  ElectraMail(R)
     (e)     NEC  ElectraMail(TM)  AD-8
     (f)     Active  Voice  Repartee(R)
     (g)     PhoneMax(R)
     (h)     Lingo(TM)

2.   PRICE

     Prices applicable to the purchase of PRODUCTS shall be the prices set forth in NECAM's then-current Price Bulletin.

3.   CONTINUING  AVAILABILITY  OF  PRODUCTS

     NECAM agrees, at its option, to repair PRODUCTS no longer under warranty, or to replace such PRODUCTS with functionally equivalent PRODUCTS, subject to availability from Active Voice Corporation. Out-of-Warranty PRODUCTS to be repaired or replaced under this Section are to be returned to a location designated by NECAM or to a location designated by Associate for an additional shipping fee.

4.   TERRITORY

     TERRITORY  shall  mean  the  following:

     ASSOCIATE's territory shall remain the same as stated in ASSOCIATE's previous contract renewal.



Repartee  is  a  registered  trademark  of  Active  Voice  Corporation.
ElectraMail is a registered trademark of NEC America, Inc. NEAXMaiL is registered trademark of NEC Corporation.
PhoneMax is a registered trademark of Active Voice Corporation. Lingo is a registered trademark of Active Voice Corporation.


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